Exhibit 99.1

Waterside Capital Announces Earnings Release

NORFOLK, Va., Nov. 19 /PRNewswire-FirstCall/ — Waterside Capital Corp. (Nasdaq: WSCC), a Small Business Investment Company (SBIC), held its annual shareholders meeting yesterday and reported financial results for the three months ended September 30, 2008.

The company’s net decrease in stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) was $373,000 or a $.19 loss per share for the three months ended September 30, 2008, compared to a decrease of $240,000 or a $.13 loss per share for the three months ended September 30, 2007. The per share performance was calculated using shares outstanding of 1,915,548.

At the annual shareholders meeting, CEO Lin Earley stated the Company had successfully refinanced the $16.1 million of outstanding debentures with SBA. The refinanced $16.1 million will mature September 1, 2018 and has an average interest rate of 6.48%. The Company expects that the lower interest rate will reduce interest expense by approximately $300,000 annually and help improve operating performance as a result. Management continues to focus on expense control, raising additional capital, and business development activities to generate new, risk appropriate investments.

At September 30, 2008, Waterside’s loans and investments had a fair value of $20.8 million compared with $23.2 million reported at September 30, 2007. The decrease in stockholders’ equity resulting from operations at September 30, 2008 included a one time expense of $113,000 of amortization from deferred financing costs related to the refinancing of the SBA debentures. Operating expenses have decreased by $140,000 compared to September 30, 2007, excluding one time expenses related to the redemption of SBA debentures. Additionally, the decrease in stockholders’ equity from operations at September 30, 2008 included $209,000 of unrealized depreciation on the investment portfolio. For the three months ended September 30, 2008, the company originated new investments of $190,000 and received proceeds from principal collected on notes receivable and debt securities of $30,000. This compared to the Company’s funding of $4.0 million in new investments for the three months ended September 30, 2007, and receiving proceeds from the sale of investments, principal collected on debt securities, and proceeds from collection of notes receivable of $2.0 million. The net asset value of the common shares decreased to $3.64 per share at September 30, 2008 from the $4.90 reported at September 30 2007. The decrease in net asset value was due to the above mentioned $373,000 decrease in shareholders equity resulting from operations.

A quorum of shareholders was present at the annual meeting and all items on the proxy delivered to shareholders passed.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Three Months Ended September 30,
	2008	2007
Statement of Operations data:

Total operating income	$466	$601
Interest expense	267	391
Other operating expenses	363	323

Net operating loss	(164)	(113)

Realized loss on investments	—	(135)

Change in unrealized appreciation (depreciation) on investments	(209)	8

Net decrease in stockholders’ equity resulting from operations	$(373)	$(240)

Per share data (basic):
Net operating loss	$(0.09)	$(0.06)
Net decrease in stockholders’ equity resulting from operations	(0.19)	(0.13)

	At September 30, 2008	At September 30, 2007
Balance Sheet data:

Cash	$1,347	$1,517
Loans and investments, at fair value Debt securities	6,479	7,593
Equity securities	11,122	9,513
Options and warrants	1,966	2,473
Notes receivable and other	1,279	3,643

Total loans and investments	20,846	23,222

Debentures payable	16,100	16,100
Stockholders’ equity	6,974	9,388

Net asset value per common share	$3.64	$4.90

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Norfolk, Virginia with a portfolio of approximately $21 million of loans and investments in 15 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management-including, but not limited to, investment opportunities, results, performance or expectations-may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.